Exhibit 8.2

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309

404-881-7000 | Fax: 404-881-7777

January 14, 2026

First Foundation Inc.

18101 Von Karman Ave, Suite 700

Irvine, CA 92610

Re:	Tax Opinion – Agreement and Plan of Merger between FirstSun Capital Bancorp and First Foundation, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of October 27, 2025, (the “Merger Agreement”), between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and First Foundation Inc., a Delaware corporation (“First Foundation”), pursuant to which First Foundation will merge with and into FirstSun, with FirstSun surviving (the “Merger”). This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy/prospectus included therewith, as amended (the “Registration Statement”), filed by FirstSun with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement; the letters of FirstSun and First Foundation to Alston & Bird LLP and Nelson Millins Riley & Scarborough LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by FirstSun and First Foundation in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by FirstSun and First Foundation in the Merger Agreement or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

January 14, 2026

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that such discussion relates to matters of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of First Foundation, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

/s/ Heather Ripley
_______________________
By: Heather Ripley
       A Partner